OFFICE.COM CONFIDENTIAL

Exhibit 10.11 to the Form 10-KSB for year ended 1999

                      INTEGRATED BUSINESS CENTER AGREEMENT

THIS INTEGRATED BUSINESS CENTER AGREEMENT (the "Agreement") is made as of this 15th day of December, 1999 (the "Effective Date") between Office.com. Inc. a Delaware corporation, located at 300 Park Avenue South, 15th Floor, New York, New York 10010, Attn: Vice President, Business Affairs, Fax: (212) 995-7781, email: contract_notice@office.com ("Office.com"), and ebank.com, Inc., a Georgia corporation, located at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339, Attn: Rich Parlontieri, Tel: (770) 863-9229, Fax: (770) 863-9228, email:
rparlontieri@ebank.com ("ebank").

                                    RECITALS

A. Office.com is the operator of an Internet World Wide Web site currently available through the URL http://www.office.com (together with any successor sites, the "Office.com Site").

B. ebank is the operator of an Internet World Wide Web site currently available through the URL http://www.ebank.com ("ebank Site").

C. ebank desires to retain Office.com to create an online Business Center that will combine certain Office.com Brand Features, certain ebank Brand Features, and certain Office.com content, and that will be accessible from within the ebank Site

D. In connection therewith, ebank desires to license from Office.com certain text, graphics, data, and/or HTML material that appears on the Office.com Site.

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions: Unless otherwise stated, capitalized terms used in this Agreement shall have the meanings attributed to them in Exhibit A hereto, which is hereby incorporated by reference.


2.       Grant of Licenses.

         2.1 Office.com's Grant of Licenses. Subject to the terms and conditions of this Agreement, Office.com hereby grants to ebank the following rights and privileges:

                  2.1.1 A non-exclusive, non-transferable (except as provided in Section 13.3), worldwide, limited license to establish and maintain Links to the Business Center during the Term.

                  2.1.2 A non-exclusive, non-transferable (except as provided in Section 13.3), worldwide, fully-paid license to store, use, reproduce, transmit, and display the Office.com Brand Features during the Term solely: (i) in the approved Links and on pages within the ebank Site as provided herein; and (ii) in connection with publicizing, advertising, and promoting the Business Center and the ebank Site. ebank shall use the Office.com Brand Features only in accordance with the restrictions on use set forth in Section 10 and any written guidelines on use of Office.com's trademarks provided to ebank. Office.com may modify, add to, or delete from the individual components making up the Office.com Brand Features at any time, and shall provide ebank with reasonable notice of such changes. Any and all goodwill arising from ebank's use of the Office.com Brand Features shall inure solely to Office.com's benefit, and neither during the Term nor after any termination of this Agreement shall ebank assert any claim to the Office.com Brand Features or associated goodwill.

                  2.1.3 Any licenses granted in subsection 2.1.2 shall terminate upon any termination of this Agreement. At no time during or after the
         Term  will  ebank   challenge  or  assist   others  to  challenge   any
         Intellectual  Property  Rights  of  Office.com,   or  the  registration
         thereof, or attempt to register any trademarks, service marks, or trade names confusingly similar to the Office.com Brand Features.
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         2.2 ebank's Grant of Licenses.  Subject to the terms and  conditions of this Agreement, ebank hereby grants to Office.com the following rights and privileges:

                  2.2.1 A non-exclusive, non-transferable (except as provided in Section 13.3), worldwide, fully-paid license to store, use, reproduce, transmit, and display the ebank Brand Features during the Term as may be reasonably necessary for Office.com to create, host, and service the Business Center and otherwise to perform its obligations and exercise its rights under this Agreement.

                  2.2.2 A non-exclusive, non-transferable (except as provided in Section 13.3), worldwide, fully-paid license to store, use, reproduce, transmit, and display the ebank Brand Features during the Term in connection with publicizing, advertising and promoting the Business Center, Office.com and/or its affiliates. Office.com shall use the ebank Brand Features only in accordance with the restrictions on use set forth in Section 10 and any written guidelines on use of ebank's trademarks provided to Office.com. ebank may modify, add to, or delete from the individual components making up the ebank Brand Features at any time, and shall provide Office.com with reasonable notice of such changes. Any and all goodwill arising from Office.com's use of the ebank Brand Features shall inure solely to ebank's benefit, and neither during the Term nor after any termination of this Agreement shall Office.com assert any claim to the ebank Brand Features or associated goodwill.

                  2.2.3 Any licenses granted in this subsection 2.2.2 shall terminate upon any termination of this Agreement. At no time during or after the Term will Office.com challenge or assist others to challenge any Intellectual Property Rights of ebank, or the registration thereof, or attempt to register any trademarks, service marks, or trade names confusingly similar to the ebank Brand Features.

         2.3 Office.com shall retain any and all rights Office.com may have in the Office.com Content and Office.com Brand Features, including without limitation all Intellectual Property Rights therein, and ebank shall retain any and all rights ebank may have in the ebank Site, ebank Brand Features, including without limitation all Intellectual Property Rights therein. All rights not expressly granted by a party in this Agreement are reserved to that party.

         3. The Parties' Responsibilities:

         3.1 ebank's Responsibilities. ebank shall be responsible for:


                  3.1.1 Cooperating with Office.com in the design, creation and production of the Business Center, including, without limitation, providing Office.com with its responses to design and production features of the Business Center in a timely manner, and delivery of the ebank Brand features, Links, and logos in a timely manner and in file formats reasonably requested by Office.com

                  3.1.2 in accordance with section 3.3 herein, the placement and maintenance in the ebank Site of Links to the Business Center and to Office.com during the Term of this Agreement

                  3.1.3 taking any steps determined by Office.com to be reasonably necessary to insure that the aforementioned Links, logos and Brand Features are accurately displayed and fully functional within standards that are customary in the industry for first class websites.

         3.2 Office.com's Responsibilities. Office.com shall be responsible for:


                  3.2.1 producing, creating, designing the Business Center in consultation with ebank.

                  3.2.2 serving and hosting the Business Center on an Office. com server during the Term of this Agreement;

                  3.2.4 placing ebank advertising on the Office.com Site as provided in Section 12; and

                  3.2.5 updating and maintaining the Business Center, including keeping the Business Center up to date and in synch with the corresponding sections of the Office.com Site.

         3.3 Placement of Office.com Link on the ebank Site: Without limiting the generality of the foregoing, and in addition to any other placement of Office.com Brand Features and/or links to Office.com and/or the Business Center within the ebank Site, during the Term of this Agreement, ebank shall place links to the Office.com Site and to the Business Center such that each such link is displayed above the fold on the ebank homepage when such homepage is displayed in the 640 x 480 format.

         3.4 Technical Integration. Office.com will make the Business Center available on an Office.com server, to be linked to from the ebank Site, on or about the Availability Date (as defined herein).

         3.5 Customer Service. Office.com will use its best efforts to address and respond to all ebank technical, administrative and service-oriented issues relating to the utilization, transmission and maintenance of the Business Center in accordance with the response and resolution guidelines set forth in Exhibit
E. Notwithstanding the foregoing, Office.com shall only be obligated to provide support for the Business Center directly to ebank, and shall have no obligation to provide any support to users of the ebank Site or the Business Center.

         3.6 Fees. ebank shall pay Office.com the fees set forth in Exhibit C, which is hereby incorporated by reference. ebank shall pay such fees to Office.com or its sales representative, Winstar Interactive, Inc., as directed by Office.com.

         3.7 Modification or Removal of Content or Brand Features. Except as Office.com may expressly approve in advance in writing, ebank will not alter or remove any Office.com Content, any Links contained in any Office.com Content, or any Office.com Brand Features in any manner, and specifically, without limitation, shall not alter, remove, or obscure any notice of copyright or other Intellectual Property Rights that may appear in connection with any Office.com Content or Office.com Brand Features. Office.com shall have the right, in its sole discretion and at any time, to remove any Office.com Content from the Business Center if Office.com's right to redistribute such Office.com Content is restricted in any way, or for any other reason. Office.com shall use commercially reasonable efforts to give ebank prompt notice of any such removal.

         3.8 Links. In addition to maintaining a Link to the Office.com Site and to the Business Center as provided for in paragraph 3.3, ebank shall display and maintain the Links specified in Exhibit B.

         3.9 Business Center Availability. During the Term, Office.com shall insure that the Business Center is operational and available for access through the Internet for a 30-day average minimum of ninety-eight percent (98%) of the time between the hours of 8:00 AM and 1:00 AM Eastern Time, seven days per week. In the event that the site is available less than the required time, Office.com shall refund ebank a pro rata portion of the fee for the Business Center, based on down time in excess of such minimum each month. In the event that the Business Center is available for less than 85% of the time in any 30-day period (exclusive of scheduled site maintenance, which Office.com will use commercially reasonable efforts to perform during non-business hours), ebank may cancel this agreement and obtain a pro rata refund of all fees paid based on the remaining amount of time in the Term.

         3.10 Traffic Reports. Office.com will provide ebank with weekly and monthly user traffic reports, in a form to be determined by the parties. Such reports may be delivered in writing, by email, or made available online within 1 day after the end of the applicable period.

         3.11 Reverse Traffic Fees. If and when Office.com and ebank find that significant numbers of users are being driven to the Office.com Site from the ebank Site or the Business Center, Office.com and ebank shall negotiate in good faith to agree on reasonable compensation to ebank for such user traffic. If appropriate or warranted, such arrangement will be added at any extension or renewal of this agreement.

4.       The Business Center

         4.1 The Business Center will have the "look and feel" of the ebank Site, and will display the Office.com logo and/or other Office.com Brand Features, as specified by Office.com and approved by ebank, which approval will not be withheld or delayed unreasonably. Office.com may include a version of the Office.com Site's "Navigate" functionality that will allow users to access content on the Business Center and on the Office.com Site. Subject to the terms of this Agreement, the Business Center will contain the Office.com Content listed on Exhibit D (as such Content grouping may be changed from time to time by Office.com with ebank's written approval, subject to Section 3.7), and search functionality in substantially the form as they are made available on the Office.com Site, both as selected by Office.com in consultation with ebank. Results of searches and some automated headlines may require users to link to the Office.com Site. The Business Center will not include any services and/or functionality permitting users to undertake purchases or other transactions ("E-commerce Services") if such E-commerce Services are, or during the Term become, available on the Office.com Site. E-commerce Services will be accessible to ebank users, if at all, solely through Links in the Business Center to the Office.com Site.

         4.2 ebank hereby retains Office.com to consult in the creation, design and implementation of the Business Center ("Production Services"). The period for which Office.com is retained to provide the Production Services is from the Effective Date until December 31, 1999. ebank shall pay Office.com a Production Fee in the amount and by the date stated in Exhibit C.

         4.3 The Business Center will be hosted on a server designated by, and under the business control of, Office.com or its designees.

         4.4 Each Content Page will compliment the "look and feel" of the ebank Site, but will be designated "ebank Business Center, Powered by Office.com" and will contain both Office.com Brand Features and ebank Brand Features substantially as provided in Exhibit B (hereby incorporated by reference) or as otherwise agreed by the parties.

         4.5 Each Business Center Content Page will contain Links to the ebank Site and to the Office.com Site substantially as provided in Exhibit B, or as otherwise agreed by the parties.

         4.6

                  4.6.1 During the Term, Office.com will not provide a Business Center, or any combination of content and functionality that is substantially similar to the Business Center (collectively, a "Business Center Equivalent"), without ebank's written consent (which will not be delayed or withheld unreasonably) to or for (I) any other commercial bank or bank holding company for use on, or in connection with, their online commercial or consumer banking website, or (II) any entity for use on any website (or one of multiple, integrated websites) a principal purpose of which website is to provide online commercial or consumer banking services. "Principal purpose" shall be determined according to reasonable criteria, including (without limitation) the proportion of such website dedicated to online banking and the extent to which the rest of such website promotes, and or is integrated with, the website's online banking function.

                  4.6.2 The  restriction  set forth in (II)  shall not apply to,
         (i) websites, portals, internet service providers, and other websites or services which aggregate the services of others, provided that online commercial or consumer banking is not a principal purpose of the aggregated products or services, (ii) websites which provide online credit card services, online investment banking or brokerage services, or venture capital services, provided that they do not also engage in online commercial or consumer banking as a principal purpose, and (iii) AOL, Prodigy, Yahoo, Lycos, Excite, Go, Ask Jeeves, Alta Vista, or similar sites, search engines, or services.

                  4.6.3 In the event that, during the Term, Office.com provides a Business Center Equivalent to an entity for use on, or in connection with, a website which is not subject to the restriction stated above but which does provide commercial or consumer online banking services, Office.com shall require in its agreement with such entity that the Business Center Equivalent not be directly linked to, or be directly accessible from, the portion of the site which provides commercial or consumer banking services, and vice-versa.

         4.7 Office.com will use commercially reasonable efforts to filter from the Business Center content from or pertaining to other providers of commercial or consumer banking services.

         4.8 Subject to ebank's timely cooperation with respect to its technical and design integration obligations and other obligations hereunder, Office.com will make the Business Center available on the internet on or about February 28, 2000 (the "Availability Date").

5. Representations & Warranties

         5.1 Office.com represents and warrants that (i) it has full right, power, and authority to enter into and perform this Agreement, and that the individual executing this Agreement on behalf of Office.com has actual authority to do so; (ii) to Office.com's knowledge as of the Effective Date, no claim has been made that Office.com does not or may not have the rights herein granted to ebank; and (iii) the Office.com Brand Features do not, and during the Term will not, violate, conflict with or infringe upon any Intellectual Property Rights or other rights whatsoever of any person or entity.

         5.2 ebank represents and warrants that (i) it has the full right, power and authority to enter into and perform this agreement, and that the individual executing this agreement on behalf of ebank has actual authority to do so; (ii) no claim has been made that ebank does not or may not have the rights to any ebank Brand Features that will be displayed on in connection with the Business Center and (iii) the ebank Brand Features do not, and during the Term will not, violate, conflict with or infringe upon any Intellectual Property Rights or other rights whatsoever of any person or entity.

6. Indemnification

         6.1 Office.com, at its own expense, will indemnify, defend and hold harmless ebank against any claim, suit, action, or other proceeding brought against ebank based on or arising from Office.com's material breach of this Agreement or any warranty or representation given hereunder; provided, however, that in any such case: (i) ebank shall provide Office.com with prompt notice of any such claim; (ii) ebank shall permit Office.com to assume and control the defense of such action, with counsel chosen by Office.com, provided, that ebank shall be free to be represented by counsel of its own choosing, at ebank's sole expense; and (iii) Office.com shall not enter into any settlement or compromise of any such claim without ebank's prior written consent, which consent shall not be unreasonably withheld or delayed. Office.com will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against ebank in connection with or arising from any claim, suit, action or proceeding covered by the foregoing indemnity.

         6.2 ebank, at its own expense, will indemnify, defend and hold harmless Office.com and its employees and agents, against any claim, suit, action, or other proceeding brought against Office.com based on or arising from ebank's material breach of this Agreement or any warranty or representation given hereunder; provided, however, that in any such case: (i) Office.com shall provide ebank with prompt notice of any such claim; (ii) Office.com shall permit ebank to assume and control the defense of such action, with counsel chosen by ebank, provided, that Office.com shall be free to be represented by counsel of its own choosing, at Office.com's sole expense; and (iii) ebank shall not enter into any settlement or compromise of any such claim without Office.com's prior written consent, which consent shall not be unreasonably withheld or delayed. ebank will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against Office.com in connection with or arising from any claim, suit, action or proceeding covered by the foregoing indemnity.

7.       Limitation of Liability

IN NO EVENT WILL OFFICE.COM BE LIABLE TO EBANK FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT OFFICE.COM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF OFFICE.COM FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS THAT EBANK HAS PAID TO OFFICE.COM HEREUNDER DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH DAMAGES.

8.       Term & Termination

         8.1 Term. This Agreement will become effective as of the Effective Date and shall remain effective for a period of twelve (12) months immediately following the Availability Date, unless sooner terminated as provided in this Agreement (the "Term").

         8.2 Termination for Cause. Notwithstanding the foregoing, this Agreement may be terminated by either party immediately upon notice if the other party: (i) becomes insolvent; (ii) becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; (iii) makes an assignment for the benefit of its creditors; (iv) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or (v) breaches any of its obligations under this Agreement in any material respect, which breach is not remedied within thirty (30) days following written notice to such party. For purposes of this Section 8.2, ebank's failure to make a payment due pursuant to Section 4.2 and/or Exhibit C shall be deemed to be a material breach of this Agreement, and Office.com's sole and exclusive remedy in such event shall be to terminate this agreement and discontinue the provision of services to ebank hereunder.

         8.3 Effect of Termination. Any termination pursuant to this Section 8 shall be without any liability or obligation of the terminating party, other than with respect to any breach of this Agreement prior to termination. The provisions of Sections 1, 2.1.3, 2.2.3, 5, 6, 7, 8, 9 and 11, and Exhibit A shall survive any termination or expiration of this Agreement, as well as any other provision which by its nature ought to survive.

         8.4 Right of First Negotiation Commencing sixty (60) days prior to the expiration of the Term, Office.com shall negotiate exclusively with Ebank in good faith for a period of at least thirty (30) days with respect to mutually agreeable terms and conditions to extend the Term of this Agreement. If Office.com and ebank are unable to agree upon mutually agreeable terms after the expiration of such thirty (30) day period, then, subject to Section 8.3 herein, each party shall be without any further obligation to the other after the expiration of the Term.

9.       Ownership

         9.1 By Office.com. ebank acknowledges and agrees that: (i) as between Office.com and ebank, Office.com owns all right, title and interest in the Office.com Site, Office.com Content, and any Office.com Brand Features; (ii) nothing in this Agreement shall confer or be construed to confer on ebank or an Affiliate of ebank any right of ownership or other proprietary right in the Office.com Site, Office.com Content, or any Office.com Brand Features or other Office.com Intellectual Property Rights; and (iii) neither ebank nor its Affiliates shall now or in the future contest the validity of the Office.com Brand Features or other Office.com Intellectual Property Rights. Office.com grants no licenses except as is expressly set forth in this Agreement.

         9.2 By ebank. Office.com acknowledges and agrees that: (i) as between Office.com and ebank, ebank owns all right, title and interest in the ebank Site and the ebank Brand Features or other ebank Intellectual Property Rights; (ii) nothing in this Agreement shall confer in Office.com any right of ownership in the ebank Brand Features; and (iii) Office.com shall not now or in the future contest the validity of the ebank Brand

Features. ebank grants no licenses no licenses except as is expressly set forth in this Agreement.

10       Public Announcements; Marketing and Promotion

         10.1 The parties will cooperate to create any and all appropriate public announcements relating to the relationship set forth in this Agreement. Neither party shall make any public announcement regarding the existence or content of this Agreement without the other party's prior written consent. which, in the case of Office.com, must be given by Office.com's Vice President of Marketing and, in the case of ebank, from ebank's CEO. The foregoing shall not limit the parties' respective rights to use and display the other parties' Brand Features as set forth in Section 2.

         10.2 With respect to use, display, or reproduction of the Brand Features of the other party, each party will follow any written usage guidelines provided by the other party. Each party may use the trademarks, service marks, trade names and other Brand Features of the other party only in connection with the owner's products and services, or to promote the Business Center or the general relationship of the parties. Neither party shall use the Brand Features of the other to endorse, market, sell, or promote any of its own products or services or those of any third party without the express written consent of the owner of such Brand Features. Each party shall provide the other prior notice and an opportunity to review and approve all use of the Brand Features of the other party. Each party shall conduct all such review in a prompt manner, and neither party shall withhold or delay approval unreasonably. Each party shall remove or discontinue any specific use of the Brand Features of the other upon the other party's reasonable objection to such use.

         10.3 Prior to January 31, 2000, or any earlier date that ebank becomes committed to perform this Agreement in its entirety (the "Commitment Date"), ebank shall not disclose the existence of this Agreement, the terms and conditions hereof, or the existence and/or nature of its relationship with Office.com to any third party without Office.com's prior approval which shall not be unreasonably withheld. Notwithstanding the foregoing, ebank may describe its relationship with Office.com in any private placement memorandum or other document used in connection with ebank's capital raising efforts, provided that Office.com is afforded an opportunity to review and comment on such description, and provided that all recipients of such information are under a written obligation to keep such information confidential.

11. Confidentiality

         11.1 Confidential Information. "Confidential Information" of a party means (i) business or technical information of that party, including but not limited to information relating to that party's software, product plans, customers, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development, trade secrets, or know-how and the identity of each party's third-party content suppliers; and
(ii) any information designated by that party as "confidential" or "proprietary" or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (iii) the terms and conditions of this Agreement.

         11.2 Confidentiality Obligations. Each party: (i) will not use, or disclose to any third party, any Confidential Information disclosed to it by the other party except as expressly permitted in this Agreement; and (ii) will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

         11.3 Exclusions. "Confidential Information" will not include information that: (i) is or becomes public without breach of this Agreement;
(ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or
(iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently. Either party may disclose Confidential Information of the other party: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the disclosing party gives reasonable notice to the other party to contest such order or requirement; and (ii) on a confidential basis to its legal or financial advisors.

12.      ebank Advertising

         12.1 During the Term of this Agreement, Office.com shall place the following ebank advertising on the Office.com Site:

                  12.1.1 A 120 x 90 fixed banner above the fold on the first page of either of the following areas (i) Business Management - Financing; or (ii) Business Management - Financial Services;

                  12.1.2 A 120 x 90 fixed banner above the fold on the first page of the "Industry Focus - Financial Services" area;

                  12.1.3 During the first thirty (30) day period after the Availability Date, ebank banner advertising, in various sizes, will be placed in primary advertising locations on the Office.com Site, including 480 x 64 banners on the homepage of the Office.com Site.

         12.2 Office.com will use its best efforts to place ebank advertising in unsold space on the Office.com Site, if and when such inventory is available

         12.3 With respect to any ebank advertising provided for above that ebank wishes to have displayed on the Office.com Site, ebank shall provide Office.com with the applicable material necessary to place such advertising ("Advertising Creative") no later than fifteen (15) days prior to the date such advertising is to first be displayed. Office.com may accept or reject any Advertising Creative delivered by ebank in its sole discretion, but must notify ebank in writing, within five (5) business days of receipt of any such Advertising Creative, of its rejection of the same. Office.com's failure to give such notice within the period stated shall be deemed an acceptance of such Advertising Creative.

         12.4 Modification of Current Advertising. For the purposes of conforming Advertising Creative to the standards, editorial policies and design of the Office.com Site as the same may be updated on a continuing basis, Office.com may request changes in Advertising Creative. Upon notice that Office.com desires such changes, Office.com will continue to display the existing advertising, and ebank shall have three (3) business days to deliver conforming Advertising Creative.

         12.5 With respect to pages on the Office.com Site on which ebank advertising is placed pursuant to sections 12.1 and 12.2 above, Office.com will not place advertising from any entity excluded under Section 4.6.

         12.6 When and if Office.com distributes an online Office.com newsletter: no less than once per month during the Term of this Agreement, Office.com will make available to ebank a standard advertising space within the newsletter. ebank may use such space to present an ebank promotional message of ebank's choosing, subject to Office.com's standards and deadlines for such newsletter. Additionally, ebank may include within such promotional message a Link to the homepage or other area of the ebank Site, to the Business Center, or to third-party material relating to ebank to which ebank has permission to link, as determined by ebank. Office.com will not include such promotional message in any issue of the newsletter that contains an article concerning, and/or an advertisement for, another online commercial or consumer bank.

         12.7 ebank shall supply Office.com with a paragraph about ebank and, at ebank's option, an ebank logo, for Office.com to include in an ebank-specific portion of an Office.com Site page (currently entitled "Partners") containing information about content providers and/or other entities selected by Office.com associated with the Office.com Site. Such paragraph and logo (if applicable) shall be subject to Office.com's standard technical specifications for such page.

13.      Miscellaneous

       13.1 Notices. All notices, consents, and other communications called for or permitted by this Agreement shall be in writing, and may be given by confirmed facsimile transmission, by hand, by nationally- recognized overnight delivery service, or by U.S. certified mail (return receipt requested, postage and charges prepaid). Any notice, consent, or communication may also be sent by electronic mail if it is contemporaneously sent by means of one of the other methods stated in this Section 13.1 other than facsimile. Notice shall be deemed made when actually received by the party to which notice is provided. All notices, consents and communications will be sent to the respective addresses set forth in the heading to this Agreement, or to such other address as either party may specify to the other in accordance with this Section 13.1.

         13.2 Key Contact: Each party shall designate, and provide to the other contact information for, a primary business contact and a primary technical contact for matters relating to this Agreement. Neither party shall be required to contact any other personnel of the other party regarding any matter. Either party may designate a new primary contact person by written notice to the other party.

         13.3 Miscellaneous Provisions. Neither party may assign this Agreement, in whole or in part, without the other party's prior written consent, except that either party may assign this Agreement without consent in the case of a merger, reorganization, acquisition, consolidation, or sale of all, or substantially all, of its assets. Office.com may also assign this Agreement without consent to any party assuming ownership and/or management of the Office.com Site or its successors. Any attempt to assign this Agreement other than as permitted herein will be null and void. Without limiting the foregoing, this Agreement will inure to the benefit of and bind the parties' respective successors and permitted assigns. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of laws, and without regard to its location of execution or performance. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in force. Neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, joint venture, employment, or agency relationship between the parties. Any use of the term "partner" or its equivalent is for marketing purposes and will have no bearing on the parties' legal relationship. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights. This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior and contemporaneous agreements, communications, and understandings, both written and oral, regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

14. Payment. ebank will pay the Production Fee (as set forth in Exhibit C) simultaneous with execution of this Agreement. Notwithstanding the payment schedule set forth in Exhibit C, ebank's obligation to pay the Maintenance Fee, Office.com Proprietary Materials Fee, and Third Party Content Fee shall be conditioned on ebank's receipt of irrevocable, non-contingent commitment(s) to finance an aggregate of $10 million from public or private capital raising efforts (the "ebank Financing"). Notwithstanding the foregoing, in the event that ebank fails to (i) complete the ebank Financing prior to January 31, 2000, or (ii) otherwise commit to pay the Maintenance Fee, Office.com Proprietary Materials Fee, and Third Party Content Fee within the strict terms of this Agreement, Office.com shall be relieved of all its obligations hereunder, and shall have no obligation to refund to ebank any portion of the Production Fee. Office.com may elect at any time prior to the Commitment Date to terminate this Agreement by providing notice to ebank and refunding the $250,000 Production Fee in its entirety, in which case both parties shall be relieved of all obligations hereunder other than under Section 11 (Confidentiality).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Office.com. Inc.                     Commerce Bank d/b/a ebank.com


By: /s/ Stuart B. Rickman            By: /s/  Richard A. Parlontieri
    ---------------------------          ---------------------------

Printed Name: Stuart B. Rickman      Printed Name: Richard A. Parlontieri

Title:  Chief Executive Officer      Title: Chairman and Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                                   DEFINITIONS

"Business Center" shall mean the co-branded World Wide Web site to be designed and created by Office.com containing Office.com Content, as more particularly described in this Agreement.

"Commitment Date" shall have the meaning set forth in Section 10.3.

"Content Pages" shall mean those pages on the Business Center that contain Office.com Content along with both Office.com Brand Features and ebank Brand Features.

"ebank Brand Features" shall mean all trademarks, service marks, logos and other distinctive brand features of ebank including, without limitation, the trademarks, service marks and logos described in Exhibit B.

"ebank Financing" shall have the meaning set forth in Section 14.

"ebank Site" shall mean the World Wide Web site currently available at the Internet URL http://www.ebank.com, and all ebank-owned World Wide Web pages linked therefrom.

"Enhancements" shall mean any updates, improvements or modifications made to, or derivative works created from, the Office.com Content by Office.com during the Term.

 "Intellectual Property Rights" shall mean all rights in and to trade secrets, patents, copyrights, trademarks, trade names, service marks, know-how, as well as moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign.

"Internet" shall mean the collection of computer networks commonly known as the Internet, and shall include, without limitation, the World Wide Web.

"Link" shall mean an Internet hyperlink from one location within a World Wide Web site to another location, whether in the same or a different World Wide Web site.

"Office.com Brand Features" shall mean all trademarks, service marks, logos and other distinctive brand features of Office.com that Office.com grants ebank consent to use hereunder, which shall include (subject to Section 2.1.2 hereof), without limitation, the trademarks, service marks and logos described in Exhibit B hereto.

"Office.com Content" shall mean, collectively, all materials, data, and similar information collected, owned by, or licensed to Office.com for use on the Office.com Site (whether such content is original to Office.com or provided by a third party), which is a collection of HTML files and certain related graphics and scripts and the selection, organization and search functionality of the same, including, without limitation, all Enhancements.

"Office.com Site" shall mean the World Wide Web site currently available at the Internet URL http://www.office.com, and all Office.com-owned pages linked therefrom.

"Term" shall have the meaning set forth in Section 8.1.

                                    EXHIBIT B
                                    ---------

                   BRAND FEATURES / SITE INTEGRATION MATERIALS

1.       Office.com Brand Features



Whenever the above logo is displayed in the Business Center, it shall serve as a Link to http://www.office.com./global/index.

         Office.com A Service From Winstar

Whenever the above text is displayed in the Business Center, it shall serve as a Link to: http://www.office .com/ global/index


Other Office.com Brand Features

Office.com trademarks and service marks as provided to Office.com prior to execution of this Agreement Office.com logo as displayed above, and as provided by Office.com to ebank prior to execution of and during the Term of this Agreement The Business Center

2.       ebank Brand Features

Logo:

         [GRAPHIC REPRESENTATION OF EBANK LOGO]

Whenever the above logo is displayed in the Business Center, it shall serve as a Link to http://www.ebank.com/


Other ebank Brand Features:

ebank trademarks and service marks as provided to Office.com prior to execution of this Agreement ebank logo as displayed above, and as provided by ebank to Office.com prior to execution of and during the Term of this Agreement

3.       Integration of the Parties' Brand Features on the Business Center

The Office.com and ebank Brand Features will be placed in relation to one another at the top of each Content Page that is displayed on the Business Center as follows:

         [GRAPHIC REPRESENTATION OF Office.com @ ebank]

                                    EXHIBIT C
                                    ---------

                                      FEES

FEE                                         AMOUNT   DUE DATE          PURPOSE

Production Fee                              $250,000 Upon execution   Production,   design
                                                     of this          and  creation of the
                                                     Agreement        Business Center





Maintenance Fee                             $250,000 Availability     Provision        and
                                                     Date             maintenance       of
                                                                      server,      content
                                                                      feeds  and  customer
                                                                      service    functions
                                                                      during the term.




Office.com Proprietary Materials Fee        $250,000 April 30, 1999   License    fee   for
                                                                      Office.com  content,
                                                                      search functionality
                                                                      and            other
                                                                      proprietary features
                                                                      during the term.

Third Party Content Fee                     $250,000 July 31, 1999    License    fee   for
                                                                      content  Provided to
                                                                      Office.com  By third
                                                                      parties   and   made
                                                                      Available         to
                                                                      Business      Center
                                                                      users   during   the
                                                                      term

         If at any time ebank fails to make a payment to Office.com under this Agreement when such payment is due to be made, Office.com's obligations to perform under this Agreement shall be immediately suspended. Additionally, ebank shall pay Office.com a late fee of 1.5% per month of any amount that is not paid within thirty (30) days of coming due.

                                    EXHIBIT D
                                    ---------

                                CONTENT SCHEDULE

Office.com / ebank Content Types

Industry Report: A monthly in-depth analysis of a trend or an issue confronting an industry, covering 16 industries, from Advertising to Utilities. Industry Reports provide detailed reporting and research on a topic and describe how businesspeople can leverage that information to further their business. Each report is approximately 3,000 words.

News and Views: An insider's guide to the news and events that shape the competitive landscape. Designed to be a quick look at trends and topics, these reports track our industry sectors and provide a digest of the important news of the week. News & Views include several components: Movers, Expert Opinion, Check It Out, Datelines and Quotes. The combined report is approximately 1,000 words. Updated weekly.

Smart Business: These articles look at businesses or individuals who have developed interesting solutions to business problems or who have developed successful business strategies. Office.com produces 40 smart business articles per month over a cross-section of topic areas including Business Development, Business Research, Customer Service, Financial Management, Financing, Global Trade, Human Resources, Leadership and Management, Legal Affairs and Marketing and Selling. Smart Business articles are approximately 1,500 words each. Updated weekly.

Who's Hot: Short profiles of individuals or companies that stand out or have prominence for unique and innovative ideas, successful management, etc.

Business Tools: A suite of fifty interactive articles that provide step-by-step training covering the key aspects of operating a thriving business, from writing a business plan to hiring new employees and analyzing your market. Written in association with entrepreneurs who are experts in their respective fields, these articles offer practical guidance to running a successful business. Topic areas include: Finance, Sales & Marketing, Business Planning & Legal, Human Resources and Technology.

Office.com Business Tools

Finance
Prepare a Balance Sheet
Analyze Profitability
Create an Income Statement
Prepare a Cash Budget
Create a Cash Flow Statement
Financial Ratio Analysis
Valuing a Business
Growing With Partners and Investors
Present Your Company to Investors
Preparing Your Company to Go Public

Sales & Marketing
Using Business  Alliances as a Growth Strategy
Conduct a Market Analysis
Create Sales  Letters
Analyze Your  Competition
Identify  Your Target Market
Create a Direct Mail Package
Create a Promotional Package
Creating a Competitive Edge
Expand With New Market Development
New Products and Services
Conduct a Sales Forecast
Personalization  Strategies to Attract and Retain Customers
Creating a Branding Strategy
Tailoring Your Company's Vision According to Trends and Changing Customer
    Preferences

Human Resources
Becoming a Manager of High-Performance Work Teams
Hire for Success
Hire a Sales Staff
Time Management Strategies
Measure Employee Effectiveness
Building an Effective Team
When to Delegate
Fostering Entrepreneurial Ideas
Nurturing Entrepreneurial Employees


Business Planning & Legal
A Guide to Licensing and Franchising
Determine Your Company's Legal Structure
Small Business Legal Issues
Buying a Business
Protect Your Business with Patents, Copyrights and Trademarks
Develop a Business Plan
Creating an Effective Customer Service Plan
How to Expand Your Business Globally

Technology
Building a Website

Effective Use of Technology
Building an E-Commerce Site
Turning Your Web Site Into an Effective Communications Tool
Establishing a Virtual Office
Establishing an Extranet

Office.com Business Management Areas

Business Development
Finance
Global Business
Human Resources
Leadership and Management
Legal
Marketing and  Sales
Information technology

                                    EXHIBIT E
                                    ---------

                  Office.com Response and Resolution Guidelines

Problem Severity Levels

Office.com will classify problems identified by ebank as follows:

Critical. Highest priority classification. Assigned to problems that prevent users from accessing the Business Center.

High. Second highest priority classification. Assigned to problems that prevent users from accessing parts of the Business Center, or which prevent the use of material functionality of the Business Center, or which cause significant slowdowns or delays in users' ability to access the Business Center.

Low.  Third  highest   priority   classification.   Assigned  to  problems  that
inconvenience users, including Links that do not work, missing functionality, and less significant slowdowns in access times.

Response and Resolution Guidelines

The manner in which Office.com support personnel responds to a problem will depend to a great extent upon the problem's severity classification. Following are the target response times for each level of problem severity:

Critical. For calls logged during normal support hours, a return call should be made to the bank within 15 minutes. For calls logged after Office.com support staff's regular business hours, a return call should be made within one hour. Problems should be addressed within 1 hour after a return phone call.

High. For calls logged during normal support hours, a return call should be made to the bank within 1 hour. For calls logged after-hours, a return call should be made within 2 hours. Problems should be addressed within 3 hours from the returned phone call.

Low. For calls logged during normal support hours, a return call should be made during the same business day. Problems should be addressed by the end of the next business day.